Exhibit 10(ii)

MASTER SALES AGREEMENT

BY AND BETWEEN

LUBY'S, INC.

AND

PAPPAS RESTAURANTS, INC.

AND

PAPPAS PARTNERS, L.P.

JULY 23, 2002

MASTER SALES AGREEMENT

        THIS MASTER SALES AGREEMENT is made and entered into this 23rd day of July, 2002, by and between Luby's Inc., a Delaware corporation ("Luby's"), on the one hand, and Pappas Restaurants, Inc. (a Texas corporation) and Pappas Partners, L.P. (a Texas limited partnership), on the other hand (such Pappas entities being collectively referred to herein as the "Pappas Entities").

W I T N E S S E T H:

        WHEREAS, Luby's is in the business of owning and operating food cafeterias and other food purveying businesses;

        WHEREAS, the Pappas Entities are in the business, among other things, of designing and fabricating restaurant equipment and furnishings and have developed skills and expertise in such regards over many years of operation;

        WHEREAS, the Pappas Entities desire from time to time to sell certain of their products on a non-exclusive basis to Luby's and Luby's desires from time to time to purchase certain products from the Pappas Entities;

        WHEREAS, Luby's and the Pappas Entities desire to set up a mechanism and master agreement among them for purposes of facilitating the placement and fulfillment of orders for products;

        NOW, THEREFORE, in consideration of the premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

        1.1.  Definitions.  For the purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings:

              (a)   "Affiliate" means any Person that controls, is controlled by or is under common control with any other Person;

              (b)   "Agreement" means this Master Sales Agreement, as the same may subsequently be amended, modified or supplemented in accordance with its terms;

              (c)   "Encumbrance" means any mortgage, pledge, lien, claim, encumbrance, charge or other security interest, option, defect or other right of any third Person of any nature whatsoever, other than inchoate mechanic's, materialmen's and similar liens arising in the ordinary course of business;

              (d)   "Party" means either Luby's, on the one hand, or the Pappas Entities, on the other, and "Parties" means both Luby's and the Pappas Entities;

              (e)   "Person" means a natural person or any entity of any kind, including (without limitation) joint stock companies, corporations, partnerships, limited liability companies, governmental entities and any other entity organized or formed under the law of any jurisdiction;

              (f)   "Product" means any product manufactured or sold by the Pappas Entities as may be agreed upon by the Parties in writing from time to time;

              (g)   "Purchaser" means Luby's, and includes all subsidiaries and Affiliates thereof; and

              (h)   "Seller" means the Pappas Entities and includes all subsidiaries and Affiliates thereof.

        1.2  Other Definitional Provisions.

              (a)   The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall, unless a specific provision is expressly referenced, refer to this Agreement as a whole and not to any particular provision of this document, and Article references contained in this Agreement are references to the Articles in this Agreement, unless otherwise specified.

              (b)   All words used herein in the singular shall extend to and include the plural, and all words used herein in the plural shall extend to and include the singular.

              (c)   All words used in any gender shall extend to and include all genders.

ARTICLE II
SALE AND PURCHASE

        2.1  Sale and Purchase Obligations.

              (a)   Seller agrees to sell to Purchaser, only upon Purchaser's order (after compliance with the terms of Section 2.3 hereof), and Purchaser thereafter agrees to purchase from Seller, any Product of Seller offered to Purchaser at any time during the term of this Agreement and in accordance with the terms and provisions hereof.

              (b)   If Seller is unable, for any reason other than a volitional declination to do so, to supply Purchaser with Purchaser's requirements for any Product within the time period specified for delivery of such Product in an order from Purchaser, then the obligations to purchase and sell hereunder shall cease in respect of such order and shall be of no further effect or force.

              (c)  No provision of this Agreement shall be construed to impair Seller's right to supply any Product to any person other than Purchaser.  No provision of this Agreements shall be construed to impair Purchaser's right to purchase any Product from any person other than Seller.

        2.2  Orders and Deliveries.  All orders, processing and deliveries of any Product shall be made in accordance with customary and routine handling of orders, processing and deliveries for fabricated restaurant equipment and furnishings to third parties in respect of the particular Product or type of Product, unless otherwise agreed in writing by both Parties.

        2.3  Pricing and Payment.

             (a)   The Product(s), and the purchase price payable by Purchaser for each unit of the Product, shall be agreed upon between the Parties as set forth in the proposed order with respect to the Products identified therein.  The proposed order shall be presented to a board committee of Purchaser for review and approval which does not include any person affiliated with the Pappas Entities or shall otherwise be handled in accordance with a procedure devised by such a committee.  Only after review and approval by such committee, or in accordance with the procedure devised by such committee, may any order be placed by Purchaser or honored by Seller.

              (b)  As reasonably requested from time to time, Seller shall provide Purchaser reasonable information to allow Purchaser to confirm Seller's approximate costs of manufacturing or purchasing, as the case may be, any Product offered to Purchaser by Seller.

              (c)  Purchaser shall be responsible for the payment of all taxes related to the sale and purchase of the Products.

              (d)  Seller shall send Purchaser an invoice within 30 days after the delivery of Products pursuant to any order setting forth the types and quantities of Products shipped by Seller to Purchaser during the previous month.  Within 30 days after the receipt of such invoice, Purchaser shall remit payment for such Products to Seller.

        2.4  Inspection and Rejection.

              (a)  Purchaser reserves the right to reject or revoke acceptance of any shipment of Product as a result of any defect or nonconformity thereof.  If any Product is rejected or its acceptance is revoked, Purchaser shall notify Seller of such rejection or revocation of acceptance within 30 days of receipt of such Product, specifying with particularity the grounds for its rejection or revocation of acceptance.

              (b)  Seller shall immediately replace any such Product or immediately refund the price therefor, at Purchaser's option.  If Seller is unable to replace any such Product within 90 days of Purchaser's rejection or revocation of acceptance for any reason other than volitional declination to do so, then the obligations to sell and purchase in respect of such Product shall cease and be of no further effect or force.

              (c)  All rejected Products shall be returned by Purchaser to Seller, at Seller's sole cost, promptly after Purchaser's rejection or revocation of acceptance of such Products.

Warranties of Seller.

        2.5  Warranties of Seller.

              (a)  SELLER EXTENDS TO PURCHASER THE ORDINARY AND CUSTOMARY WARRANTY OF FITNESS FOR PURPOSE, AS DESCRIBED IN AN ORDER, IN RESPECT OF EACH PRODUCT SOLD BY SELLER TO PURCHASER AS IF PURCHASER WERE A THIRD PARTY, BUT THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES.

              (b)  Seller warrants to Purchaser that the Products, at the time of delivery to Purchaser, will be free from any Encumbrances.

        2.6  Risk of Loss.  The risk of loss from any casualty to the Products, regardless of the cause, shall be on Seller until the time of receipt of the Products by Purchaser at Purchaser's delivery destination and until Purchaser has completed any proper receipt inspection.

        2.7  Indemnification.  Seller agrees to defend, indemnify and hold harmless Purchaser, and it affiliates and their respective directors, officer, employees, agents, successor and assigns from and against any and all claims, losses, damages, liabilities, reasonable counsel fees and costs incident thereto incurred by or asserted against Purchaser as a result of damage to the property of Purchaser or others, or personal injuries to or injuries resulting in the death of any person or persons, including directors, officers, employees and agents of Purchaser relating to the Products; provided, however, Seller shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to Purchaser unless, if contested, such claims, losses, damages, liabilities, counsel fees or costs are determined, in a final judgment by a court of competent jurisdiction (not subject to further appeal), to have resulted primarily and directly from the gross negligence or willful misconduct of Seller or its officers, employees or agents.

ARTICLE III
TERM AND TERMINATION

        3.1  Term.  The term of this Agreement shall commence on the date hereof and continue through December 31, 2005, unless terminated in whole or in part by either party upon not less than 10 days written notice.

        3.2  Effect of Termination.  Termination by either Party shall not relieve (a) Seller from its obligation to complete and deliver any unfinished order; (b) Seller from the warranty, risk of loss or indemnification provisions of Sections 2.5, 2.6., and 2.7; (c) Purchaser from its obligation to pay for unfinished orders or for Products received and accepted but not yet paid for; and (d) either Party from the provisions of Articles 4, 5, 6 and 7.

        3.3  Termination Not Exclusive Remedy.  The termination of this Agreement shall not release either Party from its liability to the other Party under this Agreement arising from a breach of this Agreement or under Section 2.7 hereof.

        3.4  Survival.  Each of the Parties' obligations under this Agreement shall survive the expiration or termination of this Agreement to the extent such obligations should have been performed during the term of this Agreement and were not so performed.  Notwithstanding the expiration or termination of this Agreement, this Agreement shall remain in full force and effect until each Party has discharged all of its obligations hereunder.

ARTICLE IV
CONFIDENTIAL INFORMATION

        4.1  Non-disclosure.  Either Party may from time to time provide to the other Party certain advice, technical information, know-how and other proprietary data and information with respect to Products or the use or configuration thereof.  Inasmuch as various of these materials and advice (all of which will herein be referred to as the "Confidential Information") contain confidential information and trade secrets, it is hereby agreed that any Confidential Information that one Party discloses to the other is valuable, proprietary property belonging to the disclosing Party, and the receiving Party agrees that it will neither use nor disclose to any third party (except in the performance of its duties hereunder) any Confidential Information, except on prior written consent of the other Party.

        4.2  Return of Information.  The Parties agree, either upon the termination of this Agreement or upon request, to surrender to the other all documentary material including Confidential Information, price lists, catalogues, drawings, designs, technical literature, sales literature, samples and any other documents, papers or other properties of the other Party, however previously supplied.

        4.3  Survival of Article.  The obligations of the Parties pursuant to this Article shall continue in full force and effect after the termination of this Agreement regardless of how this Agreement is terminated.

ARTICLE V
GOVERNING LAW

        The Parties agree that this Agreement shall be construed in accordance with, and all disputes hereunder shall be governed by, interpreted and enforced in accordance with the laws of the State of Texas without regard to the laws of such state relating to conflict of laws.

ARTICLE VI
ARBITRATION

        The Parties agree that any and all disputes arising in connection with this Agreement including, but not limited to, the validity of this provision or the performance by either Party of any obligations, commitments or promises hereunder, which cannot be resolved through good faith negotiations to the mutual satisfaction of both Parties within thirty (30) calendar days (or such longer period as may be mutually agreed upon by the Parties) after the complaining Party has notified the other Party of the complaint, shall be submitted to final and binding arbitration.  Any such dispute, claim or disagreement subject to arbitration pursuant to the terms of this paragraph shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules").  An arbitrator shall not have any authority to award consequential, exemplary or punitive damages.  The Parties agree that the decision of the arbitrator selected hereunder will be final and binding on both Parties.  The place of arbitration shall be Houston, Texas, and each Party shall pay its individual costs and fees arising therefrom.  Judgment upon the award resulting from arbitration may be entered in any court having jurisdiction for direct enforcement, or any application may be made to a court for a judicial acceptance of the award and an order of enforcement, as the case may be.

ARTICLE VII
GENERAL PROVISIONS

        7.1  Notices.  To be effective, all notices, consents or communications required (other than routine orders and invoices for Products, which shall be delivered in the customary manner as in the case of orders and invoices to third parties) shall be in writing and shall be delivered by hand or sent by first-class prepaid certified or registered mail, return receipt requested, overnight delivery service or facsimile (confirmed by first-class prepaid letter sent within 24 hours of dispatch) to the Parties at their respective addresses or facsimile numbers and to the attention of the persons set forth below.  Any Party may change its address or facsimile number for purposes hereof by notice to all other Parties in the manner provided above.  Notice will be effective upon receipt.

Luby's:

Luby's, Inc. 2211 Northeast Loop 410 San Antonio, Texas 78217-4673 Attention: Chairman of the Finance and Audit Committee

and to

Cauthorn Hale Hornberger Fuller
Sheehan Becker & Beiter Incorporated
700 N. St. Mary's Street, Suite 600
San Antonio, Texas 78205
Attention:   Drew R. Fuller, Jr.
Telephone:  (210) 271-1700
Facsimile:   (210) 271-1730

Pappas Entities:

Harris J. Pappas 642 Yale Houston, Texas 77007

with a copy to:

Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 Attention: Charles H. Still

and shall become effective upon receipt.

        7.2  Severability.  Should any provision of this Agreement be held unenforceable or invalid, then the Parties hereto agree that such provision shall be deemed modified to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the Parties hereto, then such provision shall be severed from this Agreement.  In such case the validity of the remaining provisions shall not be affected and this Agreement shall be construed as if such provision were not contained herein.

        7.3  Headings.  All headings used herein are for the convenience of reference only, do not constitute substantive provisions of this Agreement, and shall not be used in construing the meaning or intent of the terms or provisions hereof.

        7.4  Assignment.  This Agreement and the rights granted hereunder shall not be assigned in whole or in part, either voluntarily, by operation of law or otherwise, without the prior written consent of both Parties, except that his Agreement may be assigned to Affiliates of a Party without prior written consent from the other Party.  Any attempt to make an assignment without the consent required hereunder shall be null and void and may be treated by the other Party as a breach of a material provision of this Agreement.

        7.5  Beneficiaries.  This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.  This Agreement is intended solely for the benefit of Purchaser and Seller and their respective successors and permitted assigns.

        7.6  Entire Agreement.  This Agreement constitutes the entire agreement between Purchaser and Seller concerning the subject of this Agreement.  This Agreement supersedes all prior and contemporaneous agreements, communications, statements, representations and understandings, whether oral or written, on this subject.

        7.7  Amendments.  Purchaser and Seller, by mutual agreement in writing, may amend, modify or supplement this Agreement.  No modification or amendment of this Agreement is effective unless made in writing and signed by the Party to be bound, with such written modification or amendment stating the expressed intent to modify this Agreement.  A course of dealing or performance is not a modification unless expressed in an appropriate written document and signed by the Party to be bound.

        7.8  No Waiver of Rights.  A Party's failure in one or more instances to exercise or enforce any right provided by this Agreement or by law does not waive its right to exercise the right in any later instance.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.  To be effective, a waiver must be expressly written and signed by the Party to be bound.  A course of dealing or performance is not a waiver unless ratified in writing by the Party to be bound.

        7.9  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each Party and delivered to the other Party.  Delivery of this Agreement by a Party may be effected by sending the other Party a facsimile copy of this Agreement as executed by the delivering Party.

        IN WITNESS WHEREOF, Luby's and the Pappas Entities have executed this Agreement as of the date first written above.

LUBY'S, INC.
By:	/s/Robert T. Herres

Name:	Robert T. Herres

Title:	Chairman of the Board

THE PAPPAS ENTITIES
By:	/s/Pete H. Pappas

Name:	Pete H. Pappas

Title:	Authorized Signatory

Procedure Approved Pursuant to Section 2.3 of the Master Sales Agreement by and among Luby's, Inc., Pappas Restaurants, Inc., and Pappas Partners, Ltd.

        From time to time the Company shall prepare an estimate regarding the Products it desires that the Pappas Entities provide to the Company under the Master Sales Agreement (the "Agreement"), and the estimated purchase price to be paid by the Company to the Pappas Entities for those Products.  In determining whether to  procure the Products from the Pappas Entities, the Company shall value the Products based on a review of (i) the cost of such Products if they were provided by one or more independent third parties, (ii) the Pappas Entities' direct and indirect costs allocable thereto, calculated in accordance with the Pappas Entities' usual accounting practices, (iii) the advice and counsel of valuation experts who have no affiliation with the Pappas Entities, and (iv) any other information, advice, or counsel which the Company considers useful in determining the reasonableness of fees proposed for any Products.  The Director of Internal Audit of the Company shall present such information to the Committee for review and approval prior to any such Products being ordered or contemplated expenditures being incurred; provided, however, the prior review and approval of such Products and contemplated expenditures is not required if the contemplated expenditures, when aggregated with all other expenditures which have not been specifically reviewed and approved by the Committee during the then current fiscal quarter, would not exceed fifteen thousand dollars ($15,000).  Except as contemplated by the proviso in the immediately preceding sentence, Products may only be provided after review and approval by the Committee.